Exhibit 99.1

Contact:

John J. Luttrell

(949) 699-3918

THE WET SEAL, INC. ANNOUNCES RESIGNATION OF

CFO AND NAMES REPLACEMENT

FOOTHILL RANCH, CA, September 11, 2007 — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, announced today John Luttrell has resigned as Executive Vice President and Chief Financial Officer. The Company also announced today it has appointed Steve Benrubi, currently the Company’s Vice President and Controller, as Executive Vice President and Chief Financial Officer. Mr. Luttrell is resigning to accept the position of Executive Vice President and Chief Financial Officer at Old Navy, a division of The Gap, Inc.

Mr. Benrubi has served as the Company’s Vice President and Controller since June 2005. Immediately prior to that, he served as Vice President and Controller of CKE Restaurants, Inc.

The appointment and resignation will both be effective September 21, 2007.

Joel Waller, CEO said: “I am excited about the appointment of Steve as our new CFO. Since joining the Company, Steve has been an active participant in our turn around efforts and in establishing the controls and infrastructure necessary to allow for the growth of our business going forward. An appointment from within our organization will also allow for an easy transition. I want to thank John Luttrell for his contributions during his time here and wish him well in his new position.”

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of September 1, 2007, the Company operated a total of 467 stores in 47 states, the District of Columbia and Puerto Rico, including 375 Wet Seal stores and 92 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.